Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown Inc. (media)
Lizanne Wentz	Mike Beyer (312) 961-2502
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION NAMES ROGER GRAHAM, JR.

AS SENIOR VICE PRESIDENT OF SALES & MARKETING

Exton, PA, April 18, 2005 — Adolor Corporation (NASDAQ: ADLR) announced today the appointment of Roger D. Graham, Jr. to the newly created position of senior vice president, sales and marketing. Mr. Graham will be responsible for leading the marketing and sales organization within Adolor. Mr. Graham brings more than 18 years of pharmaceutical marketing and sales experience to Adolor, most recently serving as the senior vice president of sales and marketing at Yamanouchi Pharma America.

Adolor’s appointment of Mr. Graham reflects the company’s focus on continuing to build its marketing and sales capabilities. The company recently achieved its goal of hiring 30 surgeon-focused sales representatives to collaborate with GlaxoSmithKline (GSK) sales representatives in a combined national effort to co-promote Arixtra®. This collaborative sales force could also potentially focus on Entereg (TM) (alvimopan), an investigational peripherally-acting mu opioid receptor antagonist being developed by Adolor and GSK. Additionally, under the agreement with GSK for Entereg (TM), Adolor and GSK collaborate on marketing activities and Adolor has developed an experienced team of marketing professionals to support these efforts. A new drug application for Entereg (TM) has been submitted to The Food and Drug Administration (FDA).

“I’m thrilled to welcome Roger to the team,” said Bruce Peacock, president and chief executive officer. “Adolor is in a position today to benefit tremendously from the wealth of experience he brings to our organization. In addition to building high performance teams of sales and marketing professionals, his product launch and market preparation skills are a tremendous asset.”

Prior to joining Adolor, Mr. Graham was an integral part of preparing Yamanouchi Pharma America (YPA) to enter the American market, and establishing its 400-member sales and marketing organization. In addition to his work with YPA, he spent five years at Ortho-McNeil Pharmaceuticals in positions of increasing responsibility. In his role as head of the analgesia/anti-infective and urology franchise, he was responsible for a $2.2 billion franchise and led a 2200-person sales and marketing organization. In his tenure with Yamanouchi, Mr. Graham launched Vesicare, a new therapy for treating overactive bladder disease. At Ortho-McNeil Pharmaceuticals he was recognized for his leadership and work in growing market share for products that included Levaquin®, Ditropan XL®, Topamax® and Ultram®. In addition, he has assumed a leadership position on the co-promotional teams for Vesicare, Flomax, Valtrex, Topamax, Risperdel® and Reminyl®. Mr. Graham earned a Master of Business Administration from Seton Hall University and a Bachelor of Science from the University of Kansas.

“I am delighted to join Adolor’s executive management team,” Mr. Graham stated. “This is an exciting time for the company, and I am looking forward to being a part of the leadership of the organization. We have a very strong marketing and sales foundation in place at Adolor and we will continue to drive forward the strategic initiatives that will help realize Adolor’s goal of becoming a fully-integrated biopharmaceutical company.”

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GSK are collaborating in the worldwide development and commercialization of Entereg (TM) in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

Arixtra® is a registered trademark of GlaxoSmithKline.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for the Entereg(TM) postoperative ileus New Drug Application (NDA), whether due to the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg(TM), the results from other clinical trials of Entereg(TM), including the GSK Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that the FDA will not meet the PDUFA target action date for the Entereg(TM) NDA; the risk that further studies of Entereg (TM) in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for Entereg(TM) in Europe; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(TM); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

###